CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated April 27, 2001 relating to the financial statements and financial highlights which appears in the March 31, 2001 Annual Report to Shareholders of Vintage Mutual Funds, Inc., which is also incorporated by reference into the Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

August 9, 2001